Exhibit 3.127

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

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THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Amendment”) is made as of the      day of             ,          by Toll TX GP Corp., a Delaware corporation and Toll Southwest LP Company, Inc., a Delaware corporation (collectively, the “Members”).

BACKGROUND

A. The Members entered into that certain Limited Liability Company Operating Agreement of                                         , a Texas limited liability company (the “Company”), on                                          (the “Agreement”).

B. The Members desire to amend and restate Section 9 of the Agreement.

NOW THEREFORE, intending to be legally bound hereby, the Members hereby remove the current language contained in Section 9 of the Agreement and replace it as follows:

9. Officers.

(i) The Board is authorized to appoint one or more officers of the Company (each of such officers of the Company being hereinafter referred to individually as an “Officer” and collectively as the “Officers”), including, without limitation, a Chief Executive Officer, a President, one or more Executive Vice Presidents, a Regional President, one or more Senior Vice Presidents, one or more Vice Presidents, a Treasurer, a Secretary (each of such Officers of the Company being hereinafter referred to individually as a “Principal Officer” and collectively as the “Principal Officers”), one or more Assistant Vice Presidents or Division Assistant Vice Presidents, one or more Assistant Treasurers and one or more Assistant Secretaries. By execution hereof, the Members hereby appoint as the Officers the persons specified in Exhibit B attached hereto, who shall hold the office set forth opposite his or her name.

(ii) Each Principal Officer is individually authorized, empowered and directed to (i) deliver on behalf of the Company, without the need for a separate resolution of the Board, any and all agreements, bonds, contracts, certificates, deeds, instruments, mortgages, notes, guarantees, record plats, applications and any and all other documents and (ii) to take any such actions as deemed necessary or appropriate to carry on the business of the Company, including, but not limited to, the following transactions (the “Transactions”):

a)	acquisition of direct or indirect interests in real property

b)	approvals or permits relating to real property

c)	development or improvement of real property

d)	financing or refinancing in connection with real property

e)	sale of direct or indirect interests in real property

f)	acquisition of interests in corporations, limited liability companies, or partnerships

g)	sale of interests in corporations, limited liability companies, or partnerships

h)	financing or refinancing in connection with matters unrelated to real property

i)	sale or conveyance of homes, units or lots

j)	application or renewal of licenses

k)	formation, qualification, conversion, merger or dissolution of corporations, limited liability companies, and partnerships

(iii) Each Principal Officer is hereby authorized and empowered, without the need for a separate resolution of the Board, (i) to authorize any other Officer to execute and deliver, on behalf of the Company, any and all agreements, bonds, contracts, certificates, deeds, instruments, mortgages, notes, guarantees, record plats, applications and any and all other documents, and (ii) to take any such actions as deemed necessary or appropriate relating to the Transactions, all as may be set forth in a written delegation of authority executed by a Principal Officer. Any person or entity engaging in a transaction or otherwise conducting business with the Company may conclusively presume that any Officer specified in such a written delegation of authority who executes an agreement, bond, contract, certificate, deed, instrument, mortgage, note, guarantee, record plat, application or any and all other documents on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company, upon execution of such Officer.

(iv) Each Principal Officer is hereby individually authorized and empowered, without the need for a separate resolution of the Board, (i) to authorize another individual that is not an officer of the Company (an “Authorized Representative”) to execute and deliver, on behalf of the Company, any and all agreements, bonds, contracts, certificates, deeds, instruments, mortgages, notes, guarantees, record plats, applications and any and all other documents, and (ii) to take any such actions as deemed necessary or appropriate relating to the Transactions, all as may be set forth in a written delegation of authority executed by a Principal Officer. Any person or entity engaging in a transaction or otherwise conducting business with the Company may conclusively presume that any Authorized Representative specified in such a written delegation of authority who executes an agreement, bond, contract, certificate, deed, instrument, mortgage, note, guarantee, record plat, application or any and all other documents on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company, upon execution of such Authorized Representative.

IN WITNESS WHEREOF, the Members have executed this First Amendment as of the day and year first written above.

TOLL TX GP CORP.

By:
Name:
Title:

TOLL SOUTHWEST LP COMPANY, INC.

By:
Name:
Title:

EXHIBIT B

OFFICER LIST